Exhibit 10.1

LOAN AND SECURITY AGREEMENT (CASH COLLATERAL ACCOUNT)

OBLIGOR# 8718029017	NOTE # N/A	AGREEMENT DATE February 10, 2009
CREDIT LIMIT $1,000,000.00	INTEREST RATE Daily LIBOR plus 2.15%	OFFICER NO./INITIALS 48828

THIS AGREEMENT is entered into as of February 10, 2009, between COMERICA BANK ("Bank") as secured party, whose Western Market headquarters office is 333 West Santa Clara Street, San Jose, California and the undersigned AKEENA SOLAR, INC., a Delaware corporation ("Borrower"), whose sole place of business (if it has only one), chief executive office (if it has more than one place of business) or residence (if an individual) is located at the address set forth below its name on the signature page to this Agreement, with reference to the following facts:

WHEREAS, Borrower and Bank are parties to that certain Loan and Security Agreement (Accounts and Inventory) dated January 29, 2007 (as modified by the First Modification to Loan and Security Agreement dated as of June 26, 2007, the Second Modification to Loan and Security Agreement dated as of December 31, 2007 and the Third Modification to Loan and Security Agreement dated as of August 4, 2008, collectively the "Prior Agreement") pursuant to which Bank has made certain credit facilities available to Borrower.  In connection with the Prior Agreement, ANDALAY SOLAR, INC., a California corporation ("Andalay") executed that certain Guaranty dated as of December 31, 2007 (the "Andalay Guaranty") and that certain Security Agreement dated as of December 31, 2007 (the "Andalay Security Agreement").  Borrower and Andalay have asked Bank to (i) terminate the Andalay Guaranty and the Andalay Security Agreement, (ii) make certain modifications to the existing credit facilities, and (iii) replace the Prior Agreement with this Agreement.  In connection with the termination of the Andalay Guaranty and the Andalay Security Agreement, Borrower and Bank desire to amend and restate the Prior Agreement in its entirety.

NOW THEREFORE, in consideration of the mutual covenants and conditions hereof, the parties to this Agreement hereby agree that the Prior Agreement is hereby amended and restated in full as follows:

1.	DEFINITIONS.

1.1           "Agreement" shall mean and includes this Loan and Security Agreement (Cash Collateral Account), any concurrent or subsequent rider to this Loan and Security Agreement (Cash Collateral Account) and any extensions, supplements, amendments or modifications to this Loan and Security Agreement (Cash Collateral Account) and/or to any such rider.

1.2           "Bank Expenses" shall mean and includes: all costs or expenses required to be paid by Borrower under this Agreement which are paid or advanced by Bank; taxes and insurance premiums of every nature and kind of Borrower paid by Bank; filing, recording, publication and search fees, appraiser fees, auditor fees and costs, and title insurance premiums paid or incurred by Bank in connection with Bank's transactions with Borrower; costs and expenses incurred by Bank (with or without suit) to correct any default or enforce any provision of this Agreement, in maintaining, handling, preserving, selling, disposing of, preparing for sale and/or advertising to sell the Collateral, whether or not a sale is consummated; costs and expenses of suit incurred by Bank in enforcing or defending this Agreement or any portion hereof, including, but not limited to, expenses incurred by Bank in attempting to obtain relief from any stay, restraining order, injunction or similar process which prohibits Bank from exercising any of its rights or remedies; and reasonable attorneys' fees and expenses incurred by Bank in advising, structuring, drafting, reviewing, amending, terminating, enforcing, defending or concerning this Agreement, or any portion hereof or any agreement related hereto, whether or not suit is brought.  Bank Expenses shall include Bank's in-house legal charges at reasonable rates.

1.3           "Borrower's Books" shall mean and includes all of Borrower's books and records including but not limited to minute books; ledgers; records indicating, summarizing or evidencing Borrower's assets (including, without limitation, the Cash Collateral Account), liabilities, business operations or financial condition, and all information relating thereto, computer programs; computer disk or tape files; computer printouts; computer runs; and other computer prepared information and equipment of any kind.

LOAN AND SECURITY AGREEMENT
(CASH COLLATERAL ACCOUNT)

1.4           “Cash Collateral Account” shall mean that certain money market deposit account number 1894-04634-9 maintained by Borrower at Bank.

1.5           "Collateral" shall mean and include the Cash Collateral Account and all sums on deposit therein from time to time.

1.6           "Credit" shall mean all Indebtedness, except that Indebtedness arising pursuant to any other separate contract, instrument, note or other separate agreement which, by its terms, provides for a specified interest rate and term.

1.7           "Credit Limit" shall mean One Million and 00/100 Dollars ($1,000,000.00).

1.8           "Daily Balance" shall mean the principal amount determined by taking the amount of the Credit owed at the beginning of a given day, adding the principal amount of any new Credit advanced or incurred on such date, and subtracting any payments or collections which are deemed to be paid and are applied by Bank in reduction of the Credit on that date under the provisions of this Agreement.

1.9           "Debt" shall mean, as of any applicable date of determination, all items of indebtedness, obligation or liability of a Person, whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, that should be classified as liabilities in accordance with GAAP.  In the case of Borrower, the term "Debt" shall include, without limitation, the Indebtedness.

1.10         "Event of Default" shall mean one or more of those events described in Section 7 contained herein below.

1.11         "GAAP" shall mean, as of any applicable period, generally accepted accounting principles in effect during such period.

1.12         "Indebtedness" shall mean and includes any and all loans, advances, Letter of Credit Obligations, overdrafts, debts, liabilities (including, without limitation, any and all amounts charged to Borrower's loan account pursuant to any agreement authorizing Bank to charge Borrower's loan account), obligations, lease payments, guaranties, covenants and duties owing by Borrower to Bank of any kind and description whether advanced pursuant to or evidenced by this Agreement; by any note or other Instrument; or by any other agreement between Bank and Borrower and whether or not for the payment of money, whether direct or indirect, absolute or contingent, due or to become due now existing or hereafter arising, including, without limitation, any interest, fees, expenses, costs and other amounts owed to Bank that but for the provisions of the United States Bankruptcy Code would have accrued after the commencement of any Insolvency Proceeding, and including, without limitation, any debt, liability, or obligations owing from Borrower to others which Bank may have obtained by assignment, participation, purchase or otherwise, and further including, without limitation, all interest not paid when due and all Bank Expenses which Borrower is required to pay or reimburse by this Agreement, by law, or otherwise.

1.13         "Insolvency Proceeding" shall mean and includes any proceeding or case commenced by or against Borrower, or any guarantor of Borrower's Indebtedness, under any provisions of the United States Bankruptcy Code, as amended, or any other bankruptcy or insolvency law, including, but not limited to assignments for the benefit of creditors, formal or informal moratoriums, composition or extensions with some or all creditors, any proceeding seeking a reorganization, arrangement or any other relief under the United States Bankruptcy Code, as amended, or any other bankruptcy or insolvency law.

1.14         "Judicial Officer or Assignee" shall mean and includes any trustee, receiver, controller, custodian, assignee for the benefit of creditors or any other person or entity having powers or duties like or similar to the powers and duties of trustee, receiver, controller, custodian or assignee for the benefit of creditors.

1.15         "Letter of Credit Obligations" shall mean, as of any applicable date of determination, the sum of the undrawn amount of any letter(s) of credit issued by Bank upon the application of and/or for the account of Borrower, plus any unpaid reimbursement obligations owing by Borrower to Bank in respect of any such letter(s) of credit.

LOAN AND SECURITY AGREEMENT
(CASH COLLATERAL ACCOUNT)

1.16         "LIBOR Addendum" shall mean that certain Daily Adjusting LIBOR Addendum to Loan and Security Agreement attached hereto and incorporated herein by this reference.

1.17         “Maturity Date” means January 1, 2011.

1.18         "Person" or "person" shall mean and includes any individual, corporation, partnership, joint venture, firm, association, trust, unincorporated association, joint stock company, government, municipality, political subdivision or agency or other entity.

1.19         "Subordinated Debt" shall mean indebtedness of Borrower to third parties which has been subordinated to the Indebtedness pursuant to a subordination agreement in form and content satisfactory to Bank.

1.20         "Tangible Effective Net Worth" shall mean, with respect to any Person and as of any applicable date of determination, Tangible Net Worth plus Subordinated Debt.

1.21         "Tangible Net Worth" shall mean, with respect to any Person and as of any applicable date of determination, the excess of:

a.             the net book value of all assets of such Person (excluding affiliate receivables, patents, patent rights, trademarks, trade names, franchises, copyrights, licenses, goodwill, and all other intangible assets of such Person) after all appropriate deductions in accordance with GAAP (including, without limitation, reserves for doubtful receivables, obsolescence, depreciation and amortization), over

b.             all Debt of such Person at such time.

Any and all terms used in the foregoing definitions and elsewhere in this Agreement shall be construed and defined in accordance with the meaning and definition of such terms under and pursuant to the California Uniform Commercial Code (hereinafter referred to as the "Uniform Commercial Code") as amended, revised or replaced from time to time.  Notwithstanding the foregoing, the parties intend that the terms used herein which are defined in the Uniform Commercial Code have, at all times, the broadest and most inclusive meanings possible.  Accordingly, if the Uniform Commercial Code shall in the future be amended or held by a court to define any term used herein more broadly or inclusively than the Uniform Commercial Code in effect on the date of this Agreement, then such term, as used herein, shall be given such broadened meaning.  If the Uniform Commercial Code shall in the future be amended or held by a court to define any term used herein more narrowly, or less inclusively, than the Uniform Commercial Code in effect on the date of this Agreement, such amendment or holding shall be disregarded in defining terms used in this Agreement.

2.	LOAN AND TERMS OF PAYMENT.

For value received, Borrower promises to pay to the order of Bank the entire Credit, together with interest, as provided for below.

2.1           Upon the request of Borrower, made at any time and from time to time prior to the Maturity Date, and so long as no Event of Default has occurred and is continuing, Bank shall make credit available to Borrower hereunder; provided, however, that  the Daily Balance shall not exceed the Credit Limit, minus all Letter of Credit Obligations.  If at any time for any reason, the amount of Indebtedness owed by Borrower to Bank pursuant to this Section 2.1 and Section 2.3 of this Agreement is greater than the aggregate amount available to be drawn under this Section 2.1, Borrower shall immediately pay to Bank, in cash, the amount of such excess.  The outstanding principal amount of all loans made under this Section 2.1, together with all accrued and unpaid interest thereon, shall in any event be due and payable in full on the earlier of the Maturity Date or the termination of this Agreement.

2.2           Except as hereinbelow provided, the Credit shall bear interest, on the Daily Balance owing, in accordance with the LIBOR Addendum.  Accrued and unpaid interest on the Indebtedness shall be payable in accordance with the LIBOR Addendum.

2.3           Subject to the terms and conditions of this Agreement, upon the request of Borrower, made at any time and from time to time prior to the Maturity Date, and so long as no Event of Default has occurred and is continuing, Bank agrees to issue or cause to be issued letters of credit for the account of  Borrower during the term of this Agreement in the aggregate outstanding face amount not to exceed (i) the Credit Limit, minus (ii) the then outstanding Daily Balance, provided that the Letter of Credit Obligations shall not in any case exceed One Million and 00/100 Dollars ($1,000,000.00).  All letters of credit shall be, in form and substance, acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank's form of standard Letter of Credit Application and Agreement.

LOAN AND SECURITY AGREEMENT
(CASH COLLATERAL ACCOUNT)

a.           The obligation of Borrower to immediately reimburse Bank for drawings made under letters of credit shall be absolute, unconditional and irrevocable in accordance with the terms of this Agreement and the Letter of Credit Application and Agreement with respect to each such letter of credit.  In the absence of such reimbursement, the amount so advanced immediately and automatically shall be deemed to be an advance under Section 2.1 of this Agreement and, thereafter, shall bear interest at the rate then applicable to advances under Section 2.2 hereof.

b.           Unless agreed to in writing by Bank, no letter of credit shall have an expiration date that is later than the Maturity Date.

c.           Borrower shall indemnify, defend, protect and hold Bank harmless from any loss, cost, expense, or liability, including, without limitation, reasonable attorney's fees incurred by Bank, whether in-house or outside counsel is used, arising out of or in connection with any letters of credit.

2.4           Bank and Borrower agree that any other loans which Bank in its sole discretion has made or may now or hereafter make to Borrower (sometimes hereinafter collectively referred to as the "Loans") shall be subject to the terms and conditions of this Agreement unless otherwise agreed to in writing by Bank and Borrower.  In the event there are contradictions between the provisions of this Agreement and any other written agreement with the Bank, this Agreement shall prevail.  The Loans shall be subject to the terms and conditions of this Agreement, the LIBOR Addendum, any promissory note(s) executed in connection therewith and/or previously or subsequently executed, and all amendments, renewals and extensions thereof (singularly or collectively, the "Notes"), and all those certain security agreements and/or such other security or other documents as Bank has required or may now or hereafter require in connection with the Loans (collectively, the "Loan Documents").  All such Loan(s) shall be included in the Indebtedness.

a.           This Agreement supplements the terms and conditions of the other Loan Documents.  Except as otherwise defined herein, all terms used in this Agreement shall have the same meaning as given in the LIBOR Addendum and/or the other Loan Documents which are incorporated herein by this reference.

b.           The principal and interest on the Loans shall be payable on the terms set forth in the Notes and/or the other Loan Documents entered into in connection therewith.  Except as specifically modified hereby, all of the terms and conditions of the Notes and/or the other Loan Documents shall remain in full force and effect.

2.5           Borrower shall pay to Bank:

a.           all Bank Expenses, as and when they are invoiced to Borrower, and

b.           an unused commitment fee of 0.25% for the Credit on the average Daily Balance by which the Credit Limit exceeds the outstanding amount of Credit, payable quarterly in arrears, with the first quarterly payment on April 1, 2009 and thereafter on each July 1, October 1, January 1 and April 1 of each year.  Such unused commitment fee shall be computed on the basis of a year of 360 days, and shall be assessed for the actual number of days elapsed.

3.	TERM.

3.1           This Agreement shall remain in full force and effect until the Maturity Date, unless earlier terminated by notice by Borrower, provided, however, that notwithstanding any such notice of termination by Borrower, this Agreement shall remain in full force and effect until the later of (i) the latest maturity date upon which the Indebtedness or any portion thereof shall be due and payable hereunder and (ii) the date upon which all Indebtedness is paid in full.  Notice of such earlier termination by Borrower shall be effectuated by mailing of a registered or certified letter not less than ten (10) days prior to the effective date of such termination, addressed to Bank at the address set forth herein and the termination shall be effective as of the date so fixed in such notice.  Any commitment of Bank, pursuant to the terms of this Agreement, to make loans under this Agreement or any other document, instrument or agreement entered into by Borrower with or in favor of Bank shall expire on the Maturity Date, subject to Bank’s right to renew said commitment in its sole and absolute discretion at Borrower’s request.  Any such renewal of said commitment shall not be binding upon Bank unless it is in writing and signed by an officer of Bank.

LOAN AND SECURITY AGREEMENT
(CASH COLLATERAL ACCOUNT)

3.2           Notwithstanding the foregoing, should an Event of Default have occurred and be continuing, Bank may terminate this Agreement at any time upon notice from Bank to Borrower.  Notwithstanding the foregoing, should either Bank or Borrower become insolvent or unable to meet its debts as they mature, or fail, suspend, or go out of business, the other party shall have the right to terminate this Agreement at any time without notice.  On the date of termination all Indebtedness shall become immediately due and payable without notice or demand; provided, however, that no such notice of termination by Borrower shall be effective until the payment in full in cash of all Indebtedness to Bank (including without limitation the expiration or cash collateralization of all Letter of Credit Obligations in accordance with the terms and conditions of this Agreement).  Any notice of termination given by Borrower shall be irrevocable unless Bank otherwise agrees in writing, and Bank shall have no obligation to make any loans or issue any letters of credit on or after the termination date stated in such notice.  Borrower may elect to terminate this Agreement in its entirety only.  No section of this Agreement or type of loan available hereunder may be terminated singly.

3.3           All undertakings, agreements, covenants, warranties, and representations of Borrower contained in this Agreement or any other document, instrument or agreement entered into with or in favor of Bank in connection herewith shall survive any such termination, and Bank shall retain its security interest in and to all existing Collateral and Collateral arising thereafter, any and all liens thereon, and all of its rights and remedies under this Agreement or any other document, instrument or agreement entered into with or in favor of Bank in connection herewith notwithstanding such termination until the payment in full in cash of all Indebtedness to Bank (including, without limitation, the expiration or cash collateralization of all Letter of Credit Obligations in accordance with the terms and conditions of this Agreement and the payment in full of all applicable termination charges, if any).  Notwithstanding the satisfaction in full of the Indebtedness, Bank shall not be required to terminate its security interests in the Collateral unless, with respect to any loss or damage Bank may incur as a result of dishonored checks or other items of payment received by Bank and applied to the Indebtedness, Bank shall, at its option, (a) have received a written agreement, executed by Borrower and by any Person whose loans or other advances to Borrower are used in whole or in part to satisfy the Indebtedness, indemnifying Bank from any such loss or damage, or (b) have retained such monetary reserves and liens on the Collateral for such period of time as Bank, in its reasonable discretion, may deem necessary to protect Bank from any such loss or damage.

3.4           After termination and when Bank has received payment in full of Borrower's Indebtedness to Bank, Bank shall reassign to Borrower all Collateral held by Bank, and shall execute and/or file a termination of all security agreements and security interests given by Borrower to Bank.

4.	CREATION OF SECURITY INTEREST.

4.1           Borrower hereby grants to Bank a continuing security interest in all presently existing and hereafter arising Collateral in order to secure prompt repayment of any and all Indebtedness owed by Borrower to Bank and in order to secure prompt performance by Borrower of each and all of its covenants and obligations under this Agreement and otherwise created. Bank's security interest in the Collateral shall attach to all Collateral without further act on the part of Bank or Borrower.

4.2           Bank's security interest in the Cash Collateral Account shall attach to the Cash Collateral Account and all sums on deposit therein from time to time without further act on the part of Bank or Borrower.

4.3           [Intentionally Deleted].

4.4           Concurrently with Borrower's execution of this Agreement, and at any time or times hereafter at the request of Bank, Borrower shall (a) execute and deliver to Bank security agreements, mortgages, assignments, certificates of title, affidavits, reports, notices, schedules of accounts, letters of authority and all other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and maintain perfected Bank's security interest in the Collateral and in order to fully consummate all of the transactions contemplated under this Agreement, (b) cooperate with Bank in obtaining a control agreement in form and substance satisfactory to Bank with respect to all deposit accounts, electronic chattel paper, investment property, and letter-of-credit rights, and (c) in the event that any Collateral is in the possession of a third party, Borrower shall join with Bank in notifying such third party of Bank’s security interest and Borrower shall use its best efforts to obtain an acknowledgment from such third party that it is holding such Collateral for the benefit of Bank.  By authenticating or becoming bound by this Agreement, Borrower authorizes the filing of initial financing statement(s), and any amendment(s) covering the Collateral to perfect and maintain perfected Bank's security interest in the Collateral.  Upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably makes, constitutes and appoints Bank (and any of Bank's officers, employees or agents designated by Bank) as Borrower's true and lawful attorney-in-fact with power to sign the name of Borrower on any security agreement, mortgage, assignment, certificate of title, affidavit, letter of authority, notice of other similar documents which must be executed and/or filed in order to perfect or continue perfected Bank's security interest in the Collateral, and to take such actions in its own name or in Borrower’s name as Bank, in its sole discretion, deems necessary or appropriate to establish exclusive possession or control (as defined in the Uniform Commercial Code) over any Collateral of such nature that perfection of Bank's security interest may be accomplished by possession or control.

LOAN AND SECURITY AGREEMENT
(CASH COLLATERAL ACCOUNT)

4.5           Borrower shall make appropriate entries in Borrower's Books disclosing Bank's security interest in the Cash Collateral Account.  Bank (through any of its officers, employees or agents) shall have the right at any time or times hereafter, provided that reasonable notice is provided, during Borrower's usual business hours, or during the usual business hours of any third party having control over the records of Borrower, to inspect and verify Borrower's Books in order to verify the amount or condition of, or any other matter, relating to, said Collateral and Borrower's financial condition.

4.6           Effective only upon the occurrence and during the continuance of an Event of Default, Borrower appoints Bank or any other person whom Bank may designate as Borrower's attorney-in-fact, with power to do all things necessary to carry out this Agreement. Borrower ratifies and approves all acts of the attorney-in-fact.  Neither Bank nor its attorney-in-fact will be liable for any acts or omissions or for any error of judgement or mistake of fact or law.  This power being coupled with an interest, is irrevocable until the Indebtedness has been fully satisfied.

4.7           [Intentionally Deleted].

4.8           Borrower agrees that Bank may provide information relating to this Agreement or relating to Borrower to Bank's parent, affiliates, subsidiaries and service providers.

5.	CONDITIONS PRECEDENT.

5.1           As conditions precedent to the making of the loans and the extension of the financial accommodations hereunder, Borrower shall execute, or cause to be executed, and deliver to Bank, in form and substance satisfactory to Bank and its counsel, the following:

a.           This Agreement and other documents, instruments and agreements required by Bank;

b.           If Borrower is a corporation, limited liability company, limited partnership or other such entity, certified copies of all actions taken by Borrower, any grantor of a security interest to Bank to secure the Indebtedness, and any guarantor of the Indebtedness, authorizing the execution, delivery and performance of this Agreement and any other documents, instruments or agreements entered into in connection herewith, and authorizing specific officers to execute and deliver any such documents, instruments and agreements;

c.           If Borrower is a corporation, limited liability company, limited partnership or other such entity, then a certificate of good standing showing that Borrower is in good standing under the laws of the state of its incorporation or formation and certificates indicating that Borrower is qualified to transact business and is in good standing in any other state in which it conducts business;

d.           If Borrower is a partnership, then a copy of Borrower's partnership agreement certified by each general partner of Borrower;

e.           UCC searches and financing statements, tax lien and litigation searches, fictitious business statement filings, insurance certificates, notices or other similar documents which Bank may require and in such form as Bank may require, in order to reflect, perfect or protect Bank's first priority security interest in the Collateral and in order to fully consummate all of the transactions contemplated under this Agreement; and

f.           A certificate confirming no change in the financial condition of Borrower that would represent a material adverse change from that reflected in its most recent financial statements delivered to Bank.

6.	WARRANTIES. REPRESENTATIONS AND COVENANTS.

6.1           Borrower warrants, represents, covenants and agrees that Borrower has good and marketable title to the Collateral. Bank has and shall continue to have a first priority perfected security interest in and to the Collateral. The Collateral shall at all times remain free and clear of all liens, encumbrances and security interests (except those in favor of Bank);

LOAN AND SECURITY AGREEMENT
(CASH COLLATERAL ACCOUNT)

6.2           Borrower represents, warrants and covenants with Bank that Borrower will not, without Bank's prior written consent, grant a security interest in or permit a lien, claim or encumbrance upon any of the Collateral to any person, association, firm, corporation, entity or governmental agency or instrumentality.

6.3           Borrower represents, warrants, covenants and agrees that:

a.           Borrower’s true and correct legal name is that set forth on the signature page to this Agreement.  Except as disclosed in writing to Bank on or before the date of this Agreement, Borrower has not, prior to the date hereof, done business under any name other than that set forth on the signature page to this Agreement;

b.           If Borrower is a registered organization that is organized under the laws of any one of the states comprising the United States (e.g. corporation, limited partnership, registered limited liability partnership or limited liability company), and is located (as determined pursuant to the Uniform Commercial Code) in the state under the laws of which it was organized, Borrower’s form of organization and the state in which it has been organized are those set forth immediately following Borrower’s name on the signature page to this Agreement;

6.4           If Borrower is a corporation, Borrower represents, warrants and covenants as follows:

a.           Borrower is and shall at all times hereafter be a corporation duly organized and existing in good standing under the laws of the state of its incorporation and qualified and licensed to do business in California and in all other states in which such qualification and/or licensing is required by applicable law for the conduct of its business;

b.           Borrower has the right and power and is duly authorized to enter into this Agreement; and

c.           The execution by Borrower of this Agreement shall not constitute a breach of any provision contained in Borrower's articles of incorporation or by-laws.

6.5           The execution of and performance by Borrower of all of the terms and provisions contained in this Agreement shall not result in a breach of or constitute an event of default under any agreement to which Borrower is now or hereafter becomes a party.

6.6           All assessments and taxes, whether real, personal or otherwise, due or payable by, or imposed, levied or assessed against, Borrower or any of its property have been paid, and shall hereafter be paid in full, before delinquency, except to the extent disputed in good faith and for which adequate reserves are maintained in accordance with GAAP. Borrower shall make due and timely payment or deposit of all federal, state and local taxes, assessments or contributions required of it by law, and will execute and deliver to Bank, on demand, appropriate certificates attesting to the payment or deposit thereof. Borrower will make timely payment or deposit of all F.I.C.A. payments and withholding taxes required of it by applicable laws, and will upon request furnish Bank with proof satisfactory to it that Borrower has made such payments or deposit. If Borrower fails to pay any such assessment, tax, contribution, or make such deposit, or furnish the required proof, Bank may, in its sole and absolute discretion and without notice to Borrower, (i) make payment of the same or any part thereof, or (ii) set up such reserves in Borrower's loan account as Bank deems necessary to satisfy the liability therefor, or both. Bank may conclusively rely on the usual statements of the amount owing or other official statements issued by the appropriate governmental agency. Each amount so paid or deposited by Bank shall constitute a Bank Expense and an additional advance to Borrower.

6.7           As of the date hereof and except as heretofore specifically disclosed in writing to Bank, there are no actions or proceedings pending by or against Borrower or any guarantor of Borrower before any court or administrative agency and Borrower has no knowledge of any pending, threatened or imminent litigation, governmental investigations or claims, complaints, actions or prosecutions involving Borrower or any guarantor of Borrower, in each case which could reasonably be expected to result in a judgment against Borrower or any such guarantor in excess of $500,000.  If any of the foregoing arise during the term of the Agreement, Borrower shall immediately notify Bank in writing.

6.8           All financial statements and information relating to Borrower which have been or may hereafter be delivered by Borrower to Bank are true and correct and have been prepared in accordance with GAAP consistently applied and there has been no material adverse change in the financial condition of Borrower since the submission of such financial information to Bank.

LOAN AND SECURITY AGREEMENT
(CASH COLLATERAL ACCOUNT)

6.9           Financial Reporting.

a.           Borrower at all times hereafter shall maintain a standard and modern system of accounting in accordance with GAAP consistently applied with ledger and account cards and/or computer tapes and computer disks, computer printouts and computer records pertaining to the Collateral which contain information as may from time to time be requested by Bank, not modify or change its method of accounting or enter into, modify or terminate any agreement presently existing, or at any time hereafter entered into with any third party accounting firm and/or service bureau for the preparation and/or storage of Borrower's accounting records without the written consent of Bank first obtained and without said accounting firm and/or service bureau agreeing to provide information regarding Borrower's financial condition to Bank.

b.           Borrower shall deliver to Bank within ninety (90) days after the end of each of Borrower's fiscal years, a CPA audited statement of the financial condition of Borrower for each such fiscal year, including but not limited to, a balance sheet and profit and loss statement and any other report requested by Bank relating to the Collateral and the financial condition of Borrower, and a certificate signed by an authorized employee of Borrower to the effect that all reports, statements, computer disk or tape files, computer printouts, computer runs, or other computer prepared information of any kind or nature relating to the foregoing or documents delivered or caused to be delivered to Bank under this subparagraph are complete, correct and thoroughly present the financial condition of Borrower and that there exists on the date of delivery to Bank no condition or event which constitutes a breach or Event of Default under this Agreement.  In the event that Borrower is a public company, Borrower's filing of its Annual Report on Form 10-K within the timeframe set forth above, shall be deemed compliance with the requirements of this Subsection 6.9(b) regarding delivery of Borrower's financial statements.

6.10         Borrower shall promptly supply Bank (and cause any guarantor to supply Bank) with such other information (including tax returns) concerning its financial affairs (or that of any guarantor) as Bank may reasonably request from time to time hereafter, and shall promptly notify Bank of any material adverse change in Borrower's financial condition and of any condition or event which constitutes a breach of or an event which constitutes an Event of Default under this Agreement.

6.11         Borrower is now and shall be at all times hereafter solvent and able to pay its debts (including trade debts) as they mature.

6.12         Borrower shall immediately and without demand reimburse Bank for all sums expended by Bank in connection with any action brought by Bank to correct any default or enforce any provision of this Agreement, including all Bank Expenses; Borrower authorizes and approves all advances and payments by Bank for items described in this Agreement as Bank Expenses.

6.13         Each warranty, representation and agreement contained in this Agreement shall automatically be deemed repeated with each advance and shall be conclusively presumed to have been relied on by Bank regardless of any investigation made or information possessed by Bank. The warranties, representations and agreements set forth herein shall be cumulative and in addition to any and all other warranties, representations and agreements which Borrower shall give, or cause to be given, to Bank, either now or hereafter.

6.14         Borrower shall furnish to Bank:  (a) as soon as possible, but in no event later than thirty (30) days after Borrower knows or has reason to know that any reportable event with respect to any deferred compensation plan has occurred, a statement of the chief financial officer of Borrower setting forth the details concerning such reportable event and the action which Borrower proposes to take with respect thereto, together with a copy of the notice of such reportable event given to the Pension Benefit Guaranty Corporation, if a copy of such notice is available to Borrower; (b) promptly after the filing thereof with the United States Secretary of Labor or the Pension Benefit Guaranty Corporation, copies of each annual report with respect to each deferred compensation plan; (c) promptly after receipt thereof, a copy of any notice Borrower may receive from the Pension Benefit Guaranty Corporation or the Internal Revenue Service with respect to any deferred compensation plan; provided, however, this subparagraph shall not apply to notice of general application issued by the Pension Benefit Guaranty Corporation or the Internal Revenue Service; and (d) when the same is made available to participants in the deferred compensation plan, all notices and other forms of information from time to time disseminated to the participants by the administrator of the deferred compensation plan.

LOAN AND SECURITY AGREEMENT
(CASH COLLATERAL ACCOUNT)

6.15         Borrower is now and shall at all times hereafter remain in compliance in all material respects with all federal, state and municipal laws, regulations and ordinances relating to the handling, treatment and disposal of toxic substances, wastes and hazardous material and shall maintain all necessary authorizations and permits.

6.16         Restrictions on Withdrawals From Cash Collateral Account.  Borrower shall maintain at least One Million Dollars ($1,000,000.00) on deposit at all times in the Cash Collateral Account.  Borrower shall be allowed to withdraw funds from the Cash Collateral Account only if (i) no Event of Default has occurred and is continuing, and (ii) following such withdrawal, there is at least $1,000,000.00 remaining on deposit in the Cash Collateral Account.

7.	EVENTS OF DEFAULT.

The occurrence of any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:

a.           If Borrower fails or neglects to perform, keep or observe any term, provision, condition, covenant, agreement, warranty or representation contained in this Agreement, or any other present or future document, instrument or agreement between Borrower and Bank, which failure shall continue for thirty (30) days after notice thereof has been given by Bank to Borrower;

b.           If any representation, statement, report or certificate made or delivered by Borrower, or any of its officers, employees or agents to Bank is not true and correct in any material respect;

c.           If Borrower fails to pay when due and payable or declared due and payable, all or any portion of Borrower's Indebtedness (whether of principal, interest, taxes, reimbursement of Bank Expenses, or otherwise), provided that such failure continues for three (3) Business Days;

d.           If there is a material impairment of the value or priority of Bank's security interest in the Collateral;

e.           If all or a material amount of Borrower's assets are attached, seized, subject to a writ or distress warrant, or are levied upon, or come into the possession of any Judicial Officer or Assignee and the same are not released, discharged or bonded against within twenty (20) days thereafter;

f.           If any Insolvency Proceeding is filed or commenced by or against Borrower without being dismissed within thirty (30) days thereafter;

g.           If any proceeding is filed or commenced by or against Borrower for its dissolution or liquidation which is not dismissed within thirty (30) days thereafter;

h.           If Borrower is enjoined, restrained or in any way prevented by court order from continuing to conduct all or any material part of its business affairs for a period of more than ten (10) days;

i.           If a notice of lien, levy or assessment in excess of $200,000 is filed of record with respect to any or all of Borrower's assets by the United States Government, or any department, agency or instrumentality thereof, or by any state, county, municipal or other government agency, or if any taxes or debts owing at any time hereafter in excess of $200,000 to any one or more of such entities becomes a lien, whether inchoate or otherwise, upon any or all of Borrower's assets and the same is not paid on the payment date thereof;

j.           If a judgment or other claim becomes a lien or encumbrance upon all or any material portion of Borrower's assets and the same is not satisfied, dismissed or bonded against within twenty (20) days thereafter;

k.           If Borrower permits a default in any material agreement to which Borrower is a party with third parties in excess of $200,000 so as to result in an acceleration of the maturity of Borrower's indebtedness to others, whether under any indenture, agreement or otherwise;

l.           If Borrower makes any payment on account of indebtedness which has been subordinated to Borrower's Indebtedness to Bank except as otherwise permitted under the terms of this Agreement;

LOAN AND SECURITY AGREEMENT
(CASH COLLATERAL ACCOUNT)

m.           If any reportable event, which Bank determines constitutes grounds for the termination of any deferred compensation plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any such plan, shall have occurred and be continuing thirty (30) days after written notice of such determination shall have been given to Borrower by Bank, or any such Plan shall be terminated within the meaning of Title IV of the Employment Retirement Income Security Act ("ERISA"), or a trustee shall be appointed by the appropriate United States District Court to administer any such plan, or the Pension Benefit Guaranty Corporation shall institute proceedings to terminate any plan and in case of any event described in this Section 7, the aggregate amount of Borrower's liability to the Pension Benefit Guaranty Corporation under Sections 4062, 4063 or 4064 of ERISA shall exceed five percent (5%) of Borrower's Tangible Effective Net Worth.

8.	BANK'S RIGHTS AND REMEDIES.

8.1           Upon the occurrence of an Event of Default by Borrower under this Agreement, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

a.           Declare Borrower's Indebtedness, whether evidenced by this Agreement, installment notes, demand notes or otherwise, immediately due and payable to Bank;

b.           Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement, or any other agreement between Borrower and Bank;

c.           Terminate this Agreement as to any future liability or obligation of Bank, but without affecting Bank's rights and security interests in the Collateral, and the Indebtedness of Borrower to Bank;

d.           Without notice to or demand upon Borrower or any guarantor, make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral if Bank so requires and to make the Collateral available to Bank as Bank may designate. Borrower authorizes Bank to enter the premises where the Collateral is located, take and maintain possession of the Collateral and the premises (at no charge to Bank), or any part thereof, and to pay, purchase, contest or compromise any encumbrance, charge or lien which in the opinion of Bank appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith;

e.           [Intentionally Deleted];

f.           [Intentionally Deleted];

g.           [Intentionally Deleted];

h.           [Intentionally Deleted];

i.           Borrower shall pay all Bank Expenses incurred in connection with Bank's enforcement and exercise of any of its rights and remedies as herein provided, whether or not suit is commenced by Bank;

j.           Any deficiency which exists after disposition of the Collateral as provided above will be paid immediately by Borrower. Any excess will be returned, without interest and subject to the rights of third parties, to Borrower by Bank, or, in Bank's discretion, to any party who Bank believes, in good faith, is entitled to the excess;

k.           Without constituting a retention of Collateral in satisfaction of an obligation within the meaning of 9620 of the Uniform Commercial Code or an action under California Code of Civil Procedure 726, apply any and all amounts maintained by Borrower as deposit accounts (as that term is defined under 9102 of the Uniform Commercial Code) or other accounts that Borrower maintains with Bank against the Indebtedness;

l.           The proceeds of any sale or other disposition of Collateral authorized by this Agreement shall be applied by Bank first upon all expenses authorized by the Uniform Commercial Code and all reasonable attorney fees and legal expenses incurred by Bank, whether in-house or outside counsel is used, the balance of the proceeds of the sale or other disposition shall be applied in the payment of the Indebtedness, first to interest, then to principal, then to remaining Indebtedness and the surplus, if any, shall be paid over to Borrower or to such other person(s) as may be entitled to it under applicable law.  Borrower shall remain liable for any deficiency, which it shall pay to Bank immediately upon demand.  Borrower agrees that Bank shall be under no obligation to accept any noncash proceeds in connection with any sale or disposition of Collateral unless failure to do so would be commercially unreasonable.  If Bank agrees in its sole discretion to accept noncash proceeds (unless the failure to do so would be commercially unreasonable), Bank may ascribe any commercially reasonable value to such proceeds.  Without limiting the foregoing, Bank may apply any discount factor in determining the present value of proceeds to be received in the future or may elect to apply proceeds to be received in the future only as and when such proceeds are actually received in cash by Bank; and

LOAN AND SECURITY AGREEMENT
(CASH COLLATERAL ACCOUNT)

m.           [Intentionally Deleted].

8.2           In addition to any and all other rights and remedies available to Bank under or pursuant to this Agreement or any other documents, instrument or agreement contemplated hereby, Borrower acknowledges and agrees that (i) at any time following the occurrence and during the continuance of any Event of Default, and/or (ii) termination of Bank's commitment or obligation to make loans or advances or otherwise extend credit to or in favor of Borrower hereunder, in the event that and to the extent that there are any Letter of Credit Obligations outstanding at such time, upon demand of Bank, Borrower shall deliver to Bank, or cause to be delivered to Bank, to the extent not already on deposit in the Cash Collateral Account, cash collateral in an amount not less than such Letter of Credit Obligations, which cash collateral shall be held and retained by Bank as cash collateral for the repayment of such Letter of Credit Obligations, together with any and all other Indebtedness of Borrower to Bank remaining unpaid, and Borrower pledges to Bank and grants to Bank a continuing first priority security interest in such cash collateral so delivered to Bank.  Alternatively, Borrower shall cause to be delivered to Bank an irrevocable standby letter of credit issued in favor of Bank by a bank acceptable to Bank, in its sole discretion, in an amount not less than such Letter of Credit Obligations, and upon terms acceptable to Bank, in its sole discretion.

8.3           Bank's rights and remedies under this Agreement and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided by law or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any default on Borrower's part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election or acquiescence by Bank.

9.             TAXES AND EXPENSES REGARDING BORROWER'S PROPERTY.  If Borrower fails to pay promptly when due to another person or entity, monies which Borrower is required to pay by reason of any provision in this Agreement, Bank may, but need not, pay the same and charge Borrower's loan account therefor, and Borrower shall promptly reimburse Bank.  All such sums shall become additional Indebtedness owing to Bank, shall bear interest at the rate hereinabove provided, and shall be secured by all Collateral.  Any payments made by Bank shall not constitute (i) an agreement by it to make similar payments in the future, or (ii) a waiver by Bank of any default under this Agreement.  Bank need not inquire as to, or contest the validity of, any such expense, tax, security interest, encumbrance or lien and the receipt of the usual official notice of the payment thereof shall be conclusive evidence that the same was validly due and owing.  Such payments shall constitute Bank Expenses and additional advances to Borrower.

10.	WAIVERS.

10.1         Borrower agrees that checks and other instruments received by Bank in payment or on account of Borrower's Indebtedness constitute only conditional payment until such items are actually paid to Bank and Borrower waives the right to direct the application of any and all payments at any time or times hereafter received by Bank on account of Borrower's Indebtedness and Borrower agrees that Bank shall have the continuing exclusive right to apply and reapply such payments in any manner as Bank may deem advisable, notwithstanding any entry by Bank upon its books.

10.2         Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which Borrower may in any way be liable.

10.3         [Intentionally Deleted].

10.4         Borrower waives the right and the right to assert a confidential relationship, if any, it may have with any accountant, accounting firm and/or service bureau or consultant in connection with any information requested by Bank pursuant to or in accordance with this Agreement, and agrees that Bank may contact directly any such accountants, accounting firm and/or service bureau or consultant in order to obtain such information.

LOAN AND SECURITY AGREEMENT
(CASH COLLATERAL ACCOUNT)

10.5         [Intentionally Deleted].

10.6         THE UNDERSIGNED AND THE BANK ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED UNDER CERTAIN CIRCUMSTANCES.  TO THE EXTENT PERMITTED BY LAW,.  EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS AGREEMENT OR THE INDEBTEDNESS.

10.7         [Intentionally Deleted].

10.8         In the event that Bank elects to waive any rights or remedies hereunder, or compliance with any of the terms hereof, or delays or fails to pursue or enforce any term, such waiver, delay or failure to pursue or enforce shall only be effective with respect to that single act and shall not be construed to affect any subsequent transactions or Bank's right to later pursue such rights and remedies.

11.           ONE CONTINUING LOAN TRANSACTION.  All loans and advances heretofore, now or at any time or times hereafter made by Bank to Borrower under this Agreement or any other agreement between Bank and Borrower, shall constitute one loan secured by Bank's security interests in the Collateral and by all other security interests, liens, encumbrances heretofore, now or from time to time hereafter granted by Borrower to Bank.

Notwithstanding the above, (i) to the extent that any portion of the Indebtedness is a consumer loan, that portion shall not be secured by any deed of trust or mortgage on or other security interest in Borrower's principal dwelling which is not a purchase money security interest as to that portion, unless expressly provided to the contrary in another place, or (ii) if Borrower (or any of them) has (have) given or give(s) Bank a deed of trust or mortgage covering real property, that deed of trust or mortgage shall not secure the loan and any other Indebtedness of Borrower (or any of them), unless expressly provided to the contrary in another place.

12.           NOTICES. Unless otherwise provided in this Agreement, all notices or demands by either party on the other relating to this Agreement shall be in writing and shall be sent by personal delivery, national overnight courier or regular United States mail, postage prepaid, in each case properly addressed to Borrower or to Bank at the addresses stated in this Agreement, or to such other addresses as Borrower or Bank may from time to time specify to the other in writing.  Notices sent by personal delivery or national overnight courier shall be deemed delivered upon completion of delivery or when proper delivery is refused.  Notices sent by United States mail shall be deemed delivered upon the third business day after the date of mailing.  Requests for information made to Borrower by Bank from time to time hereunder may be made orally or in writing, at Bank’s discretion.

13.           AUTHORIZATION TO DISBURSE.  Bank is hereby authorized to make loans and advances hereunder upon telephonic or other instructions received from anyone purporting to be an officer, employee, or representative of Borrower, or at the discretion of Bank if said loans and advances are necessary to meet any Indebtedness of Borrower to Bank. Bank shall have no duty to make inquiry or verify the authority of any such party, and Borrower shall hold Bank harmless from any damage, claims or liability by reason of Bank's honor of, or failure to honor, any such instructions.

14.           PAYMENTS.  Borrower hereby authorizes Bank to deduct the full amount of any interest, fees, costs, or Bank Expenses due under this Agreement and not paid or collected when due in accordance with the terms and conditions hereof from any account maintained by Borrower with Bank.  Should there be insufficient funds in any such account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower; provided, however, that Bank shall not be obligated to advance funds to cover any such payment.

15.           DESTRUCTION OF BORROWER'S DOCUMENTS.  Any documents, schedules, invoices or other papers delivered to Bank, may be destroyed or otherwise disposed of by Bank six (6) months after they are delivered to or received by Bank, unless Borrower requests, in writing, the return of the said documents, schedules, invoices or other papers and makes arrangements, at Borrower's expense, for their return.

16.           CHOICE OF LAW.  The validity of this Agreement, its construction, interpretation and enforcement, and the rights of the parties hereunder and concerning the Collateral, shall be determined according to the laws of the State of California.  The parties agree that all actions or proceedings arising in connection with this Agreement shall be tried and litigated only in the state and federal courts in California.

LOAN AND SECURITY AGREEMENT
(CASH COLLATERAL ACCOUNT)

17.	GENERAL PROVISIONS.

17.1          This Agreement shall be binding and deemed effective when executed by Borrower and accepted and executed by Bank at its Western Market headquarters office.

17.2          This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrower may not assign this Agreement or any rights hereunder without Bank's prior written consent and any prohibited assignment shall be absolutely void.  No consent to an assignment by Bank shall release Borrower or any guarantor from their obligations to Bank.  Bank may assign this Agreement and its rights and duties hereunder.  Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in Bank's rights and benefits hereunder.  In connection therewith, Bank  may disclose all documents and information which Bank now or hereafter may have relating to Borrower or Borrower's business.  If Bank grants a participation interest in Bank's rights and benefits hereunder, Bank shall still retain all of its obligations hereunder.

17.3          Paragraph headings and paragraph numbers have been set forth herein for convenience only; unless the contrary is compelled by the context, everything contained in each paragraph applies equally to this entire Agreement.  Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, and the term “including” is not limiting.  The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.

17.4          Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Bank or Borrower, whether under any rule of construction or otherwise; on the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

17.5          Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

17.6          This Agreement cannot be changed or terminated orally.  This Agreement contains the entire agreement of the parties hereto and supersedes all prior agreements, understandings, representations, warranties and negotiations, if any, related to the subject matter hereof, and none of the parties shall be bound by anything not expressed in writing.

17.7          The parties intend and agree that their respective rights, duties, powers, liabilities, obligations and discretions shall be performed, carried out, discharged and exercised reasonably and in good faith.

17.8          In addition, if this Agreement is secured by a deed of trust or mortgage covering real property, then the trustor or mortgagor shall not mortgage or pledge the mortgaged premises as security for any other indebtedness or obligations.  This Agreement, together with all other indebtedness secured by said deed of trust or mortgage, shall become due and payable immediately, without notice, at the option of Bank, (a) if said trustor or mortgagor shall mortgage or pledge the mortgaged premises for any other indebtedness or obligations or shall convey, assign or transfer the mortgaged premises by deed, installment sale contract or other instrument; (b) if the title to the mortgaged premises shall become vested in any other person or party in any manner whatsoever, or (c) if there is any disposition (through one or more transactions) of legal or beneficial title to a controlling interest of said trustor or mortgagor.

17.9          Each undersigned Borrower hereby agrees that it is jointly and severally, directly, and primarily liable to Bank for payment and performance in full of all duties, obligations and liabilities under this Agreement and each other document, instrument and agreement entered into by Borrower with or in favor of Bank in connection herewith, and that such liability is independent of the duties, obligations and liabilities of any other Borrower or any other guarantor of the Indebtedness, as applicable.  Each reference herein to Borrower shall mean each and every Borrower party hereto, individually and collectively, jointly and severally.

17.10       This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. This Agreement, together with each other document, instrument and agreement entered into with or in favor of Bank in connection herewith, constitute the entire understanding among the parties hereto, written or oral, with respect to the subject matter hereof.

17.11       TERMINATION OF ANDALAY GUARANTY AND ANDALAY SECURITY AGREEMENT.  The Andalay Guaranty and the Andalay Security Agreement are hereby terminated.  Bank hereby confirms that Andalay shall have no further liability under the Andalay Guaranty and the Andalay Security Agreement.

17.12       AMENDMENT AND RESTATEMENT.  The Prior Agreement is hereby amended and restated in its entirety by this Agreement.

LOAN AND SECURITY AGREEMENT
(CASH COLLATERAL ACCOUNT)

IN WITNESS WHEREOF, the parties hereto have caused this Loan and Security Agreement (Accounts and Inventory) to be executed as of the date first hereinabove written.

Accepted and effective as of February 10, 2009 at Bank’s Western Market Headquarters Office		BORROWER: AKEENA SOLAR, INC., a Delaware corporation
BANK:
		By:	/s/ Gary Effren
COMERICA BANK			Gary Effren, its CFO

By:	/s/ Reed Geisreiter
	Reed Geisreiter, First Vice President-Western Market		Address for Notices:

16005 Los Gatos Blvd. Los Gatos, California 95032
Address for Notices: 75 East Trimble Road San Jose, California 95131 Attn: Credit Manager Fax number: (408) 556-5097

LOAN AND SECURITY AGREEMENT
(CASH COLLATERAL ACCOUNT)

LIBOR ADDENDUM

(To be Attached)

LIBOR ADDENDUM – Page - 1